Exhibit (p)(4)

CODE OF ETHICS

These pages comprise the Code of Ethics and are made available to clients upon request. This Code of Ethics shall supplement The NASDAQ OMX Group, Inc.’s Code of Ethics (“Nasdaq COE”) and the obligations provided for herein shall be in addition to any obligations set forth by the Nasdaq COE.

DEFINITIONS

“Supervised person” means any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of an investment adviser, or other person who provides investment advice on behalf of the investment adviser and is subject to the supervision and control of the investment adviser.

“Investment Advisor Representative” (“IA Rep”) is a supervised person who provides investment advice on behalf of the firm. The IA Rep may solicit, meet with, or otherwise communicate with clients about investment advice.

“Access person” is a supervised person who has access to nonpublic information regarding clients’ purchase or sale of securities, is involved in making securities recommendations to clients or who has access to such recommendations that are nonpublic. Access persons include officers, portfolio management personnel, and client service representatives who communicate investment advice to clients.

COMPLIANCE WITH FEDERAL SECURITIES LAWS

This Code of Ethics is based on ethical conduct premised on fundamental principles of openness, integrity, honesty, and trust.

Access persons must comply with the federal securities laws.

Dorsey, Wright challenges its employees to live up not only to the letter of the law, but also to the spirit of the law, as well as the ideals of the firm.

PROTECTION OF MATERIAL NONPUBLIC INFORMATION

Information about Dorsey, Wright’s securities recommendations, and client securities holdings and transactions is material nonpublic information. Dorsey, Wright has a duty of care to safeguard this sensitive information. Access persons are to treat this information as confidential.

Access persons are to refer to the Written Supervisory Procedures for details regarding the Privacy Policy and Prohibition on Insider Trading.

PERSONAL SECURITIES TRADING POLICY

Access persons are to refer to the applicable section of the Written Supervisory Procedures for the Personal Securities Trading Policy.

The Personal Securities Trading Policy also appears in Form ADV Part 2 for client disclosure.

PERSONAL SECURITIES TRADING PROCEDURES

All access persons of Dorsey, Wright must report securities holdings and personal securities transactions to the Chief Compliance Officer, whether done through this firm or outside with a third party.

Holdings Reports and Transaction Reports must be submitted for “reportable securities” in which the access person has, or acquires, any direct or indirect beneficial ownership. An access person is presumed to be a beneficial owner of securities that are held by his or her immediate family members sharing the access person’s household.

Access persons are to refer to the Written Supervisory Procedures for details regarding the Personal Securities Trading Procedures.

INITIAL PUBLIC OFFERINGS (“IPO”) AND PRIVATE PLACEMENTS

Most individuals rarely have the opportunity to invest in IPOs or private placements. An access person's IPO or private placement purchase therefore raises questions as to whether the employee is misappropriating an investment opportunity that should first be offered to eligible clients, or whether a portfolio manager is receiving a personal benefit for directing client business or brokerage.

Dorsey, Wright does not offer IPOs and private placements to clients. This is disclosed in Form ADV and the Investment Management Agreement.

Pre-clearance is required for an access person’s purchase of IPOs and private placements. Access persons must obtain Dorsey, Wright's approval before investing in an IPO or private placement. Access persons are to refer to the Written Supervisory Procedures for details regarding pre-clearance procedures under the section heading of Personal Securities Trading Procedures.

REPORTING VIOLATIONS

All employees (inclusive of all supervised persons and access persons) must promptly report any violations of this Code of Ethics to the Chief Compliance Officer.

Any violations involving the Chief Compliance Officer will be reported to Tammy F. DeRosier, President.

Dorsey, Wright seeks to create a safe environment for those that report violations and will attempt to handle the matter discreetly to avoid retaliation. Employees however may choose to remain anonymous when reporting violations. Please see below for important information regarding access to The Nasdaq OMX Group, Inc.’s Whistleblower Hotline.

RECORDKEEPING

Dorsey, Wright will keep the following records in regards to this Code of Ethics:

☐ Code of Ethics (including historical copies for 5 years after the last date in effect)

☐ Records of violations of the Code and actions taken as a result of the violations

☐ Written Receipt and Acknowledgment page from each access person (to be kept for five years after the individual ceases to be a supervised person)

☐ Current and historical lists of access persons will be maintained at all times (Such list need not be maintained on paper if a list of access persons can “promptly” be generated from computer records)

☐ Holdings Reports and Transaction Reports made by access persons

☐ Records of decisions approving access persons’ acquisition of securities in IPOs and limited offerings

Whistleblower reports are not required to be kept in order to maintain confidentiality of those reporting.

EDUCATING EMPLOYEES ABOUT THE CODE OF ETHICS

All existing employees (access persons) have obtained a copy of this Code of Ethics.

All new employees will obtain a copy of this Code of Ethics.

Amendments to the Code of Ethics will be distributed as/when updated.

The employee should read and understand its contents prior to signing the receipt and acknowledgement page.

Any questions about this Code of Ethics may be directed to the Chief Compliance Officer.